Exhibit 10.2

CARDINAL HEALTH, INC.

RESOLUTIONS OF THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ADOPTED ON SEPTEMBER 26, 2008

NOW, THEREFORE, BE IT RESOLVED that, effective immediately, the terms of all outstanding Options granted under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the “EIP”) and Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (the “BEIP”) (other than those Options or employment or severance arrangements that may provide for terms more beneficial to the grantee) shall be amended to provide that if (a) the separation of the Clinical and Medical Products businesses by means of a spin-off of those businesses to its shareholders (the “Spin-Off”) occurs, (b) the termination of employment of the grantee is a result of, and within fifteen (15) months after, the Spin-off, and (c) the grantee was classified as an executive-level employee in accordance with the Company’s human resources system at termination of employment or had at least ten years of continuous service with the Cardinal Health, Inc. (the “Company”) and its affiliates, including service with an affiliate of the Company prior to the time that such affiliate became an affiliate of the Company, then the vested Options shall remain exercisable until the earlier of the second (2 nd) anniversary of such termination of employment (or any later date until which it would remain exercisable by its terms) or the expiration of its original term;

RESOLVED, further, that effective immediately, the terms of all outstanding Options granted under the Company’s 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”) (other than those Options or employment or severance arrangements that may provide for terms more beneficial to the Awardee) shall be amended to provide that if (a) the Spin-Off occurs, (b) an Awardee’s Termination of Employment (as defined in the 2005 LTIP) is a result of, and within fifteen (15) months after, the Spin-off, and (c) the Awardee was classified as an executive-level employee in accordance with the Company’s human resources system at Termination of Employment or had at least ten years of continuous service with the Company and its affiliates, including service with an affiliate of the Company prior to the time that such affiliate became an affiliate of the Company, each vested Option held by the Awardee shall remain exercisable until the earlier of the second (2nd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable by its terms) or the expiration of its original term; and

RESOLVED, further, that the Option Agreements under the 2005 LTIP, the EIP or the BEIP shall be deemed to be amended to reflect the resolutions above.